JAMES RIVER COAL COMPANY
                        901 East Byrd Street, Suite 1600
                            Richmond, Virginia 23219



April 27, 2006

Pirate Capital LLC
200 Connecticut Avenue, 4th Floor
Norwalk, Connecticut 06854
Attention:  Thomas R. Hudson Jr.

            Re:  EXTENSION OF NOTICE PERIOD

Dear Tom:

      We refer to the agreement, dated as of March 23, 2006 (the "TOLLING AGREEMENT"), by and between Pirate Capital LLC, a Delaware limited liability company ("PIRATE CAPITAL"), and James River Coal Company, a Virginia corporation (the "COMPANY"), setting forth, among other things, the tolling of the period during which Pirate Capital and/or one or more of the Funds may deliver to the Company the requisite advance notice of business to be conducted and/or candidates for director to be nominated at the Annual Meeting. Capitalized terms used but not defined in this letter agreement shall have the meaning ascribed to such terms in the Tolling Agreement.

      The purpose of this letter agreement is to reflect our mutual agreement, in light of the Company's continued exploration of strategic alternatives to maximize shareholder value, and for other good and valuable consideration the receipt and sufficiency of which are acknowledged by the Company and Pirate Capital, to extend the time period during which a Notice delivered to the Company by Pirate Capital and/or one or more of the Funds would be deemed timely. Accordingly, the Company and Pirate Capital agree that the Tolling Agreement is hereby amended by removing the date "April 30, 2006" in Section 1 thereof and replacing such date with "July 17, 2006". Except as expressly modified by this letter agreement, the Tolling Agreement remains in full force and effect. This letter agreement may be executed by facsimile and in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

      [Remainder of page intentionally left blank. Signature page follows.]

      Please signify your agreement with the foregoing by executing this letter agreement and returning a copy to the undersigned.


                                    Very truly yours,

                                    JAMES RIVER COAL COMPANY


                                    By: /s/ Peter T. Socha
                                        -----------------------------------
                                        Name:  Peter T. Socha
                                        Title: Chairman, President and
                                               Chief Executive Officer



Agreed and accepted as of the date first set forth above:


PIRATE CAPITAL LLC

By: /s/ Thomas R. Hudson Jr.
    ------------------------------------
    Name:  Thomas R. Hudson Jr.
    Title: Managing Member
















cc: David A. Stockton, Esq., Kilpatrick Stockton LLP
    Marc Weingarten, Esq., Schulte Roth & Zabel LLP